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                                                                     EXHIBIT 4.1

                            [AMYN DAHYA LETTERHEAD]

                                 March 20, 1998



          Re:  Amended Preferred Stock Restructuring Proposal
               ----------------------------------------------

Dear Casmyn Preferred Stockholder:

          As you know, last week we scheduled a special meeting of the Preferred Stockholders for March 26, 1998, in order to vote on proposed amendments to the Preferred stock instrument. Following the announcement of the meeting, our financial advisor Salomon Smith Barney has had extensive discussions with a number of large Preferred Stockholders regarding the proposal. As a result of these discussions and in order to achieve a mutually agreeable consensual restructuring, the Company is amending the proposal. Pursuant to the amended proposal, the Preferred Stock would be convertible into Common Stock at a fixed price of $0.20 per share. Additionally, in view of the concern raised by several of the Preferred Shareholders with regard to the Company's handling of prior conversion notices, the Preferred stock instrument would be amended to provide that in the event that the Company fails to issue and deliver certificates for Common Shares to which a holder is entitled within five business days following three trading days after the Conversion Date, in lieu of the shares of Common Stock, the holder requesting the conversion would be entitled to cash equal to the $25 liquidation preference per share of Preferred Stock. All other terms of the existing Preferred stock instrument would remain unchanged. We have attached the amended proxy materials. As you will see, the special meeting of Preferred Stockholders has been rescheduled to March 30, 1998.

          The Company will immediately issue Common Shares with respect to all conversion notices received prior to the effective date of the Amendment at the applicable Conversion Price set forth in the existing Preferred stock instrument. The Company is also requesting that you vote irrevocably in favor of the proposed amendments and return your proxy by telecopier to the Attention of David Ficksman of Loeb & Loeb at 1-213-688-3460. Please note that the Proxy is irrevocable. While we believe that we have the concurrence of a sufficient percentage of the Preferred Stock to pass the amendments, we would like to be in a position of so advising our Common Shareholders and the investment community at large to avoid continuing confusion and uncertainty.

          Given the fact that approximately an additional 15.1 million new common shares will be issued pursuant to outstanding conversion notices received through 10:00 a.m. PST on March 20, 1998. The Company and its legal counsel concluded that it is necessary

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for the Company to include this information in a press release.  In addition, the Company will announce the terms of the amended proposal.

          Both the Company and several large Preferred Stockholders have expressed a desire to put to rest any potential litigation between the Company and the holders relating to past events. In this regard, the Company is prepared to enter into mutual releases with any and all Preferred Stockholders. Upon request, our attorneys will forward the form of release to you in the near future.

          On behalf of Casmyn, its management and its Board of Directors, I wish to thank all of you for your patience and support through this terribly trying period. Once these issues are resolved, we will be able to devote all of our energies to increasing the value of the Company.

          If you have any questions, please feel free to call me or Al-Karim Haji at (604) 601-5200 or Lee Buchwald at Salomon Smith Barney at (212) 783-1760.

                                            Sincerely,

                                            Amyn Dahya Chairman of the Board,
                                            President and Chief Executive
                                            Officer

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                                  CASMYN CORP.
                      1500 West Georgia Street, 18th Floor
                            Vancouver, B.C.  V6G 2Z6
                                 (604) 601-5200


                          NOTICE OF SPECIAL MEETING OF
                  HOLDERS OF FIRST CONVERTIBLE PREFERRED STOCK


To the Holders of the First Convertible Preferred Stock of Casmyn Corp.:

          Notice is hereby given of a Special Meeting (the "Meeting") of the holders of the First Convertible Preferred Stock (the "First Preferred") of Casmyn Corp., a Colorado corporation (the "Company"), which will be held at the offices of Loeb & Loeb LLP, 1000 Wilshire Boulevard, Suite 1800, Los Angeles, California 90017 at 8:00 a.m., Los Angeles time, on March 30, 1998, to consider and act upon an amendment to the Company's Articles of Incorporation relating to the First Preferred, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference.

          Holders of the First Preferred at the close of business on March 19, 1998, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Meeting.

          THOSE WHO CANNOT ATTEND ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WITH A COPY THEREOF TO BE SENT TO DAVID L. FICKSMAN AT LOEB & LOEB LLP, FAX NO. (213) 688-3460.

                         BY ORDER OF THE BOARD OF DIRECTORS



                         Amyn Dahya
                         Chairman of the Board, President and
                         Chief Executive Officer


Vancouver, British Columbia
March 20, 1998

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                                  CASMYN CORP.
                      1500 West Georgia Street, 18th Floor
                            Vancouver, B.C.  V6G 2Z6
                                 (604) 601-5200

                                   ---------

                                PROXY STATEMENT

                                   ---------


          The following information is furnished in connection with the solicitation of proxies for a Special Meeting of the holders of the First Convertible Preferred Stock (the "First Preferred") of Casmyn Corp., a Colorado corporation (the "Company"), to be held at the offices of Loeb & Loeb LLP, 1000 Wilshire Boulevard, Suite 1800, Los Angeles, California 90017 on March 30, 1998, and any adjournments thereof (the "Meeting"), for the purposes stated herein.

                     SOLICITATION AND REVOCATION OF PROXIES

          A form of irrevocable proxy is being furnished herewith by the Company to each holder of the First Preferred, and, is solicited on behalf of the Board of Directors of the Company for use at the Meeting. The entire cost of soliciting these proxies will be borne by the Company. Proxies duly executed and returned by holders of the First Preferred and received by the Company before the Meeting will be voted FOR the proposed amendment to the Company's Articles of Incorporation, unless a contrary choice is specified in the proxy. Where specification is indicated as provided in the proxy, the shares represented by the proxy will be voted and cast in accordance with the specification made. The persons named as proxies were selected by the Board of Directors of the Company.

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                     AMENDMENT TO ARTICLES OF INCORPORATION
                     TO CHANGE CERTAIN OF THE TERMS OF THE
                       FIRST CONVERTIBLE PREFERRED STOCK

          The Board of Directors has unanimously approved and recommended to the holders of the First Preferred an amendment (the "Preferred Amendment") to the Articles of Incorporation of the Company amending the rights and preferences of the First Preferred as follows:

               1. To establish a conversion price of $0.20 per common share with respect to all conversion notices received after the effective date of this Amendment.

               2. To provide that if the Company has failed to deliver a certificate for the number of shares of Common Stock to which a holder shall be entitled within five business days after the third trading day following receipt of a notice of conversion, such holder shall be entitled to receive in lieu of Common Stock cash in an amount per share of Preferred Stock equal to the Liquidation Preference ($25).

          The Board of Directors has approved the above proposed amendment for the reasons set forth in the letter of Amyn Dahya dated March 20, 1998 which accompanies this Proxy Statement. Attached as Exhibit A is a summary of the proposed changes to the rights and preferences of the First Preferred.

          Under the terms of the resolutions establishing the terms of the First Preferred and applicable Colorado law, the approval of the Preferred Amendment requires the consent of the holders of a majority of the First Preferred.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION TO CHANGE THE TERMS OF THE FIRST PREFERRED.

                         BY ORDER OF THE BOARD OF DIRECTORS


                         Amyn Dahya
                         Chairman of the Board, President
                         Chief Executive Officer

Vancouver, British Columbia
March 20, 1998

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HOLDERS OF THE FIRST PREFERRED ARE URGED TO SPECIFY THEIR CHOICE AND TO SIGN,
DATE, AND OTHERWISE COMPLETE THE ENCLOSED IRREVOCABLE PROXY IN THE ENCLOSED ENVELOPE WITH A COPY THEREOF TO BE SENT TO DAVID L. FICKSMAN AT LOEB & LOEB LLP, FAX NO. (213) 688-3460.

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                              SUMMARY OF PROPOSED
                      AMENDMENT TO RIGHTS AND PREFERENCES
                      OF FIRST CONVERTIBLE PREFERRED STOCK


          1. Section 4(d) of the Resolution Establishing Preferences of First Convertible Preferred Stock shall be amended by adding at the end thereof the following sentence: "Notwithstanding anything in this Resolution to the contrary, if the Company has failed to issue and deliver a certificate or certificates for the number of shares of Common Stock to which a holder shall be entitled pursuant to the provisions of this subsection within five business days after the three trading days following receipt of the notice of conversion, such holder shall be entitled to receive in lieu of such shares of Common Stock cash in an amount per share of First Preferred equal to the Liquidation Preference."

          2. Section 4(e) - and (f) - of the Resolution Establishing Preferences of First Convertible Preferred Stock shall be deleted in its entirety in lieu of the following: "The Conversion Price shall be $0.20 per share on any Conversion Date."

          3. Except as altered and amended, all other rights and preferences of the First Convertible Preferred Stock as originally set forth in the Resolution Establishing Preferences thereof shall remain in full force and effect.



                                   Exhibit A

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                                  CASMYN CORP.
                      1500 WEST GEORGIA STREET, 18TH FLOOR
                            VANCOUVER, B.C.  V6G 2Z6
                                 (604) 601-5200

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Amyn Dahya and Al Karim Haji as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote as designated below, all of the shares of First Convertible Preferred Stock of Casmyn Corp. held of record by the undersigned on March 19, 1998, at a Special Meeting of holders of First Convertible Preferred Stock to be held on March 30, 1998, or any adjournment thereof.

     AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE CERTAIN OF THE TERMS OF THE FIRST CONVERTIBLE PREFERRED STOCK

     [_]FOR           [_]AGAINST             [_]ABSTAIN

     THIS PROXY IS IRREVOCABLE.

     THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED HOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

                              Dated: ____________________, 1998



                              ________________________________
                                         Signature

                              ________________________________
                                    Signature if held jointly

                              Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person

PLEASE READ, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE WITH A COPY THEREOF TO BE SENT TO DAVID FICKSMAN AT LOEB & LOEB LLP, FAX NO. (213) 688-3460.

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